EXHIBIT 10.22

                               KEHE FOODS VENDOR
                                BUYING AGREEMENT


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                                                            Revised January 2007

                KEHE FOOD DISTRIBUTOR'S (KF) COOPERATIVE VENDOR
                             PROCEDURES & GUIDELINES
                             -----------------------

KF's Mission Statement: We are dedicated to the success of our customers and suppliers by providing exceptional marketing, merchandising, and distribution services.

Purpose for this Document: To provide a roadmap for the mutual success of our vendors and KF, with a desire to partner together so as to exceed our retailer customers' opportunities and needs. These guidelines are to be held in the context of the grocery industry, supporting the mutual requirements, profitability, values, and missions. These goals can only be implemented by a positive collaboration of talent, effort, and focus from all parties!

                                KF's Commitments
                                ----------------
1) All services for our customers and suppliers will be performed with integrity, honesty, and the highest ethical standards.

2) Strong professional relationships will be built on trust, respect, empathy, fairness and accountability.

3) It is KF's desire to pass vendor's off invoice promotions to retailers provided they have been correctly submitted, according to the published promotion schedule and procedures.

4) KF commits to offer the retailer extra performance and promotional programs, only when there has been prior vendor approval.

5) KF and their representatives commit to respond, engage in discussion, and within their power make resolution to issues or questions vendors have regarding their business with KF in a timely manner.

6) KF commits to provide all billing and communications in a timely manner, given retailers cooperation. Specifically Vendor Credit Recaps will be provided to vendors every four to six weeks.

7) As KF wants to be accountable and approachable, we have an "open door" policy for all vendors. If after initial attempts have been made to address a specific issue with the proper KF employee without success, we welcome the vendors approaching that employee's manager for the purpose of improved communication and issue resolution.

8) KF will provide authorized vendors with Broker Reports and inventory Usage by Vendor Reports (IUV), provided proper lead-time is given.

                            New Vendor/ Brand Policy
                            ------------------------
9) New Item Support: For over 50 years, beginning with KF's(.)founder Art Kehe, new items have been a vital part of the success of our shared business, as they are today! Although new items are exciting, unfortunately not all new items introduced by vendors succeed at retail.

      KF guarantees retailers the sale-ability of all products sold. At the same time, KF has no control over which item vendors choose to produce and bring to retail through KF. As a result, KF depends on the vendor to assume their portion of the financial risk for the successful introduction and viability of their items. KF's owns and shares in several distribution expenses, such as sales-force labor, transportation, warehousing, and other internal expenses. The vendor is required to cover KF's adjusted cost of goods (defined as vendor's list price, plus any freight expense, minus any permanent allowance or distributor discount) for any of the vendor's products that the retailer deems as requiring store level KF's credit.

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                                                            Revised January 2007

      KF is committed to the regular reviewing of performance of our products with manufacturers/brokers, beginning with its introduction through Kehe. It is our desire that through partnering with our vendor community we can achieve our mutual success, by addressing issues as necessary. Category and item reviews will occur both internally and externally (including retail store scan data) in order to measure success and failures, against our mutual goals. We are open and welcome feedback to this process from all parties.

      If at any point after KF receives inventory on an item we have not achieved our mutual goals, KF's reserves the right to discontinue the item(s) from the KF warehouse. In addition, all unsold merchandise is to be picked up by the vendor with full reimbursement to KF at our adjusted cost of goods. This is a LAST resort; KF never goes into a business relationship with the expectation of this course of action.

10) New Vendor/Item Payment terms: The following payment policies will apply for all new items and brands, which do not have proven sales history with KF (see your category manager with any questions).
a) The new supplier's first orders will be paid at the regular term discount OR when the initial order's inventory has moved through the retailer at a sufficient retail level (50% or better).
b) If retail distribution is delayed for conditions not controlled by KF, (i.e. retailer pushed reset scheduling time line) discussion with the KF category manager will be necessary to determine fair payment terms.

11) Prepaying Extra Performance for New and Low Volume Vendors: "New" defined as, vendors which have less than one year since their first KF received order. "Low volume" defined as, having three or less orders &/or total orders less then $5,000 (at KF's cost). Effective immediately, we ask all vendor- approved extra activities with retailer or KF corporate programs, advertising, slotting, and other fees, must be prepaid to KF in the form of a check at the time of activity or vendor request there of. The retailer on behalf of the vendor will provide a specific detail at the time activity is requested/ authorized by vendor or deduction is made, against KF.

      In the case of approved extra performance activity (Ex Perf), once the activity is confirmed, an invoice will be sent to the vendor for payment. This Ex Perf must be paid net 10, before any future vendor invoices will be paid. This repayment invoice will be sent to the vendor only if, at that time, there are no open vendor invoices to KF. Otherwise, KF will deduct against the open invoice.

12) New Vendor & Item Forms: Vendors must complete both the KF Vendor Packet forms (new vendor and new item) and this Cooperative Vendor Agreement prior to any product being presented to retail, ordered, or received from that vendor. In addition, prior to any new items being accepted into the KF warehouse, completed new item forms must be presented to your KF category manager with at least two "live" sample unit(s) and the outer shipping case. This is necessary in order to provide our retail customers and internal departments with complete and accurate information and confirmation. It is the vendor's responsibility to provide item performance ranking on all items and brands with multiple skus, in all communication to both KF and retailers.

                               Vendor/Item set up
                               ------------------
13) "Go to Market" (GTM) Plan: For the purpose of preparation, planning, and maximizing the success in achieving our mutual goals, we ask that the GTM Plan be completed immediately after first providing the completed New Vendor Packet and this signed agreement. The GTM plan is best described as a KF Business/Marketing plan. Included topics of the GTM plan are: product, pricing strategy, promotional programs, and how to best connect (manufacturer, broker, retailer, and KF). This information is needed to assist the Kehe category manager in learning how to best meet the vendors' special needs,

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                                                            Revised January 2007

      as well as to serve as a foundation to achieve marketing and sales success (see your category manager with any questions).

14) Liability Insurance: All vendors must provide a current certificate of primary general liability insurance of a minimum of $1 million in coverage and a $2 million umbrella for a total of $3 million in coverage. However, in the case of vitamins, minerals, herbs and nutritional supplements, $5 million is the minimum required amount. It is the responsibility of the vendor to provide updated current certificates on an annual basis. Please send future renewed policies (please provide your KF vendor number, contact your category mgr. assist with questions) to the attention of the "Accounting Bill Back Supervisor", as KF will keep all certificates on file. If your insurance expires, no orders can be placed or paid until a current certificate is received. KF must be named as additional insured and a copy provided of your product liability insurance to:

                Kehe Foods Distributors Inc.
                Accounting Bill Back Supervisor; Randy Shaw
                900 Schmidt Road
                Romeoville, IL 60446

15) UPC Requirements: Today's retailers are requiring that all products they carry have an unique dedicated 12-digit unit UPC code number issued from the Uniform Code Council (UCC) for every item regardless of pack, size or category (shippers, trial-size, displays, one-shot promotional items, etc...). There are several reasons for this policy. First, many retailers are unable to set-up an item in their system, or receive it at their back door without a unique dedicated UPC assigned to that item. As a result, it is mandatory that all items carried by KF's must have this unique dedicated UPC number both on the item and on the outer shipping case in order to be set-up or received.

16) Merchandising Allowance Requirement: In order to provide merchandising excellence to the needs of our retailer customers, KF must meet all their merchandising requirements which may include activities ranging from:

      o     Full Store Retail Execution to Include
            -New Planogram Execution
            -Store Refresh
            -New and Re-Grand Opening Stores
      o     Speed to Shelf
      o     Space Management Solutions

      As KF has made the commitment in personnel and equipment to meet these needs, KF requires all manufacturers to share a portion of this expense specifically through a 1.5% merchandising allowance on all purchases to help execute this "Go To Market" plan. We feel this to be the most fair and equitable plan for manufacturers, brokers, and KF. So as to avoid unnecessary deductions and paperwork, we ask that you make it a separate item on every invoice.

17) Cut Cases: KF is committed to supporting retail with the "correct" pack in order to maximize turns, freshness, pack out at retail (avoiding excess inventory at store level), and variety/selection with retailer's offerings. It is for these reasons that offering a smaller case pack will often increase the likelihood of gaining placement on retailer's shelves. If agreed, KF will cut item packs/cases and charge vendors who are unable to provide items in the necessary pack. "Master Cases" where KF can simply remove smaller "inner" case pack, where the inner case is the needed pack count, will, not be charged.

      KF incurs significant costs to cut vendors' case packs: including labor and materials, which are needed to be shared by all parties in order to attain the necessary retail pack. As a result, KF will charge a cut

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case expense per the manufacturer's original case pack. This expense can be covered by either a cut case allowance (preferred) or by KF deducting from vendor's invoice. (Please discuss details with your KF category manager).

18) New Item Set-Up Fee: Kehe Foods believes in the need and importance of new items. As a result, Kehe puts significant resources and time into the setting-up process to maximize the success of our vendor partners new items. This commitment of resources includes; computer inputting time, the item information verification process, item imaging, planogram maintenance, and communication to the Kehe salesforce, along with the physical slotted into the Kehe warehouse(s). As a result, every new item will. incur an $100 set-up fee, payment will incur at the time of the Kehe new-item form is received=from the vendor and/or is accepted by the Kehe Category Development Manager (Buyer).

19) Product Code & Quality Standards: As a guardian of food safety and with the objective of providing our retailers and consumers with safe and fresh food products, KF Distributors requires compliance with our policies on temperature control, shelf life and code dating. They are as follows.

      Temperature Controls
a) A formar manufacturer document describing the acceptable storage and store display temperature range for your products.
b) Refrigerated and frozen foods should be delivered to KF's dock consistent with the customary standard temperature range declared for that product.
c) KF will reject any product whose temperature is outside the stated standard temperature range at the vendor or carrier's expense.
d) The phrase "Keep Refrigerated/Frozen" or similar type language must be clearly marked on the exterior of case on all refrigerated/frozen goods.

      Coded Dating Practice and Controls
a) A formal manufacturer document describing the entire code dating methodology, providing all specifics for reading the code date, which will support managing the product properly through the supply chain.
b) Specific guaranteed shelf life, which will be committed to for all products received at KF distribution center, along with consistent coding once regular pattern has been established.
c) The shelf life/code date must be readable and easy to understand by any associate in the. supply chain. In addition, the shelf life/code date must be clearly printed on 1) each exterior carton, 2) the invoice/packing slip, and 3) all retail packages.
d) Shipments of products to KF must meet the stated shelf life guarantee. Otherwise, KF will reject, return, or donate (if requested by vendor) at the vendor's expense any product whose shelf life is less than the committed minimum guaranteed shelf life. This includes KF pick-ups, as it is the vendors' responsibility that every code date during the time of pick-up meets the agreed terms.
e)    KF will audit the shelf life of inbound product on a routine basis.

20)   Local, State, and Federal Regulations
a) The manufacturer is responsible for and commits to compliance with all local, state, and federal regulations.
b) In addition we expect our manufacturer to participate and comply with any/all relevant industry standards (i.e. UCCnet, COOL, B10-terrorism, labeling standards, etc.).
c)    We encourage participation in NASFT best practices.

                                   Promotions
                                   ----------
21) Importance of KF Promotional Books: Vendor support, promotion, and frequent communication are all vital ingredients to a product's success at retail. A first step of having a successful item at retail

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      is participating in the 1st period promotional program and theme books.
      Towards this goal, all vendors are expected to provide promotional support for their brands via our period promotional books. It is a best practice guideline that vendors would participate in 3 period books and the KF Show event (4th quarter). (Please contact your category manager for specifics).

      The promotional book benefits are:
a) Communicate/publish promotional deals to the trade (both KF sales force and retailers).
b) Gives exposure of brand and promotional programs to KF sales team and retailer decision-makers.
c) A requirement for manufacturer's being shown at KF regional tabletop sales meetings.
d) Vehicle for recapping sales-force presells, which is then used as procurement forecast tool for display activity including shippers, seasonal, and new items.

22)   Promotional Offer Structure:
a) Off invoice allowances are preferred as our method for receiving vendor promotions. Other types of allowances are discouraged, as they will only add unnecessary administrative expenses (to KF, vendor, and retail customers). (See Promotional Allowance Form)
b) All quoted allowances must be offered on a KF Promotional Allowance Form, listing KF code numbers.
c) All allowances must be offered relative to KF's sell pack, note-as this often differs from the manufacturer pack.
d) All allowances must be offered in dollars and cents. (We will not accept percentage deals)
e) Due dates for promotional deals must be submitted by the date of "promo info to the buyer" as published in the KF Promotional Calendar. Submitting deals on a timely basis is vital. No late deals will be accepted.
f) All promotional deals must be published (communicated) by Kehe Foods to the trade, as a result KF's incurs printing expenses associated with this publishing. The vendor is asked to share in this expense as all vendor promotional deals are charged a survey fee and are listed on the promotional contract.

      It is KF's desire to always pass 100% of all promotions to the retailer, therefore when the buyer promotional due date for deals is missed, the vendor runs the risk of the deal not being included with published deals to the trade. In this case, we will look to the vendor to resubmit the deal to the next available book and issue a new promotional contract. If the deal is unable to make the publishing deadline to the trade or be pushed to the next promotional book, KF will, as a last resort, take it as a "buy only."

23) Promotion Ship and Receive Dates: Quoted allowances must be in effect and given to KF on all purchase orders place within the KF promotion periods, referred to as "KF Purchase/Buy Period." Because vendors fluctuate greatly on their necessary lead-time to fill, ship, and/or pick up orders, ship dates will not influence when KF will receive promotions. However, will be taken from the date the PO was written. As is best practice, KF gives retailers set scheduled dates for the purpose of consistency; efficient processing, and providing our retail customers with specialty, ethnic, and natural category leadership and programs which drive store sales.

                                      Terms
                                      -----
24) Payment Terms: When mutual conditions have been met, KF Distributors will pay for all products ordered within the agreed upon payment terms. These terms will be effective from the date of receiving product at KF facility or invoice, whichever is later. KF will not make payment if a vendor has a negative A/P balance caused by the vendor. When the balance becomes positive and/or the issue is resolved, payment will be made less the cash discount.

a) Standard terms: As is industry best practice, KF Distributors requests 2% 10 net 30 days. a) New Vendor Terms: See point 11a & lib; "New Vendor/Item Payment terms".

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b)    Extended Term Offers on Manufacturer's Orders: (i.e. incentive quota, quarter, or year ending deals, etc...) We will partner with manufacturers on specific extended special term orders benefiting both parties. It is,our intention that extended terms will support higher in-stock levels to all parties involved; manufacturers, retailers, and KF. KF will extend inventory levels if the manufacturer extends cash discount payment dates on these special orders (See your KF Category Manager for specifics.)
c) Special Event Terms: (i.e. Food Show, Passover, or Theme Events) During special event periods, KF requests extended cash discount terms. On an exception basis, KF will build inventory early for special promotional activity, to better serve our mutual customers. We are asking you to allow us to become an extension of your warehouse and turn your inventory into a receivable from us.
d) Standard Vendor Term Policy: It is KF's goal that all extended special event terms will benefit the supplier through efficiencies gained in logistics. Just a few examples of potential vendor efficiencies include, but are not limited to: shipping and receiving early, as well as maximizing productivity of both your warehousing storage and production scheduling. If you have a standardized company extended term policy (holiday, new building, or event), or any volume incentive offers, please provide the specific conditions at this time to your category manager.

                              Documentation Back-Up
                              ---------------------
25) Commitment to Provide Back-Up: KF commits to provide back up/support for any and all deductions made from a vendor's payment. Potential types of back up include: computer-generated reports of promotions, spoils, extra performance activity (ad allowances, demos, slotting, etc.), regional activity such as tabletop at divisions and any supporting documentation available. If additional retailer back up is needed, KF will make a good faith effort on behalf of the vendor to obtain additional back up for items, which have been deducted against Kehe.

      o Special Note to Vendors Who Use "Lock-Box" Services: Some lock box services collect the KF check and then discard all supporting back-up paperwork provided by KF in order to show deductions taken are authorized, it is the vendor's responsibility, to secure all back up included.

                            Vendor Credit Recap (VCR)
                            -------------------------
26) VCR's Defined: A Vendor Credit Recap (VCR) is the summary for all expenses/credits resulting from the retail customer, which KF has incurred on behalf of a given vendor. Specific types of these expenses include (but are not limited to); spoils, manufacturer recall, store or distribution failures, manufacturer defects, "free goods" given to retailer, demo samples, and damaged at store level. KF will provide a VCR summary every,.-four to six weeks.

      VCR's can be grouped into three major types of "activities": -a) spoils,
      b) product samples and free fills, and c) discontinued by chain.

a) Spoils Defined: KF defines spoils as any cost/expense that originates from the marketplace, in which a third party customer or retailer requires credit for the vendor's product. This definition includes but goes beyond out-of-code expiration issues, to also include mislabels, loose caps, leaking products, etc. When and if spoils occur, the vendor will only be held responsible for KF's adjusted or landed cost of goods, which have been credited to a retailer. As our mutual retail customers expect KF to cover these expenses, when and if they occur, we in turn request our vendor partners to cover KF's cost of goods. As these expenses negatively impact all parties, KF is committed to minimizing spoils in every way possible.

b) Product Store Samples and Free Fills Defined: Examples of these expenses are: free goods for new distribution, demo samples, plan-o-gram samples, and other approved vendor/KF sales Samples. As KF is partnered with the vendor in regards to retailer requests for samples, we are committed to the mutual growth of the vendor, retailer, and KF. After careful category development and reviewing, the

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      vendor will provide one sample case per sku at KF's adjusted cost of goods, for plan-o-gram development as necessary.

c) Discontinued by Chain: As the grocery retail environment is an ever changing and competitive market, there is an inherent risk potential that the retailer buyers may choose, based on the item's performance, to discontinue KF supplied items. It is KF's desire, when possible, to include the vendor in participating in the retailer's category review process. If the retailer discontinues items, it is the vendor's responsibility to cover KF's cost of goods from those discontinued items.

      Whenever possible Kehe Foods takes steps to reduce VCR's and the amount of product going to retailer's reclamation and/or needing credit, for the purpose of reducing the vendor's financial liability. Specifically, Kehe personnel will remove store authorizations as early as possible in order to limit retailers' excess product. When allowed by retail chain, KF's will transfer inventory between stores and/or sell through discontinued items at retail. Additional, are KF rep's markdown at store level, the use of in store scan-downs at headquarters and vendor-supplied coupons at store level.

      The above mentioned options focus on store level inventory only. For warehouse inventory KF requires the vendor to commit to take back or credit at KF's purchased price any residual inventory remaining in the KF warehouse, which is a result of lost authorization of distribution at and by retail. This is a mandatory expense (not to be covered by any vendor allowance programs) for all vendors doing business with KF and will, when occurring, be listed on the VCR. These expenses are considered failures, and not to be confused with traditional spoils.

                     Free Goods & Extra Performance Activity
                     ---------------------------------------
27) Extra Performance & Communication: Extra performance is defined as vendor approved promotional programs, activity and monies on the vendor's behalf, requested by and occurring at the retail customer level. A few examples of the more common types of extra performance are; participating in retailer's advertising, scans, in store demos, placement fees, KF trade shows, and divisional tabletops. Included in the vendor's responsibility are any set-up fee's retailers may charge to input 0I or activity. KF will make a good faith effort to inform vendors of these retailer fees. Please review the KF Extra Performance Program exhibit, found in the vendor packet for further details. KF requests all presentations be made with the retailers assigned KF account manager, in order to maximize the effectiveness of execution of proposed programs. If the KF account manager has been requested to attend but is unable to, as a professional courtesy, we ask the manufacturer representative or broker to provid'e_in writing to the account manager the offer made prior to meeting, as well as a simple recap and any next steps. This will help improve communication, follow up, and understanding between all parties, while minimizing errors in execution.

28) Free Goods: The term "Free Goods" represents offering a retailer the first case at no charge to the retailer for new distribution of that item. If a vendor chooses to offer new placement allowances or "free goods" they are offered to all customers on an equal and proportionate basis as one case for new distribution. If free goods are offered (either in full case or Y2 case quantities), KF will bill-back by store for free good placement via the VCR monthly. A bill-back will be generated to each supplier at KF's adjusted case cost, plus a minimal 18% handling fee to help offset KF's expense to warehouse, pick, palletize, ship, merchandise, and stock the product at store level, Free good offer status is placed into the KF system for electronic billing. This offer will eliminate additional handling costs with KF. If free goods are offered only to special retailers and not for all stores through the KF system for electronic billing, because of retailer's policies the supplier may be billed at KF's selling price to retail (versus KF's adjusted case cost only).

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29)   New Store Grand Openings and New Retailers Business: The vendor agrees for
      "ground up", new store openings to allow KF to automatically give one free case (regardless of free fill status in Kehe's system) only if and when that grocery retailer has mandated and initiated this requirement, as well the vendor's item currently has distribution in that chain's other stores. KF will attempt when possible to notify the vendor of when and which retailers this will occur with prior to processing. KF will bill you back for this specific activity expense.

      If you currently have distribution in a top chain account and do not under any circumstances allow for new store free fill, in a spirit of communication, we ask on your own initiative to contact the KF account manager in writing of this policy immediately. To once again stress, this policy is only where your item currently has placement in the chain prior to new store grand opening and is limited to one case.

30) Retailer Scan Processing Fee: Due to the increasing volume of vendor "scans" J bill-backs at retail level, KF has incurred significant additional administrative and processing expenses. As it is industry common practice, effective January 1, 2006, all retail scan invoices received or deducted from KF's by retail will incur a $5.00 per activity fee. This expense is a per invoice charge to its corresponding vendor (regardless of when they are generated). As each retailer has their own method for invoicing the activity, KF's criteria for administrating this fee will be initiated per invoice, per retailer deduction occurring against KF.

31) KF Corporate Vendor Promotions Given as Bill-back: There are additional expenses incurred when promotions are given to KF from the vendor as a bill-back in place of an off invoice promotion (i.e. "cost of money" float and processing fee, etc). As standard policy KF accepts only one type of bill-back for promotions to trade, against case movement during the promotional period. In special circumstances however, if pre-approved by your KF's category manager, bill-backs against purchases can be accepted.

      As mentioned in policy 20a, "off invoice is preferred and all other types of allowances are discouraged as they will only add unnecessary administrative expenses". Effective January 1, 2006, the following processing fee will be in effect. On vendor bill-backs for promotions to retail against KF purchases, a processing fee of $50.00 per promotion will occur as listed on the KF promotional contract.

32) KF Sales Incentives (or Spiffs): Sales incentives often increase vendor returns and spoils at retail. In addition to being costly to track and manage, it is KF's preference that any additional promotional monies be directed to retailer account specific activity or the lowering the cost of goods (see your category manager for details.)

      As a result of the above reasons, KF does not recommend account manager or sales representative specific incentives or "spiffs." If you still choose to offer KF a sales incentive, these written offers MUST first be made directly to and approved through your KF category manager. Furthermore, any sales incentives must be made universally and under NO circumstances may be offered directly to any KF sales employee.

                                     Pricinq
                                     -------
33) Pricing Policy: Complete and timely communication between Vendor, Broker, KF, and Retail customers are essential in order to provide quality service for all partners. As retail customers are continuing to be more progressive with their planning, they are requiring more lead-time for price change notifications.

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      Any items having prior notification to KF of promotional programming activity (Off Inv. deal), must be price protected until after such activity expires. Orders placed prior to expiration date will be honored at the protected price, as KF has committed to passing through the vendor's deal, along with publishing sells to the trade.

      All notification must be submitted to KF with the proper documents being provided:
      o Must meet within cost change date schedule
      o KF Cost Change Notification Form
      o A formal manufacturer price list on letterhead describing the new FOB and bracket pricing costs.
      o Written communication will be confirmed back to the supplier/agent confirming acceptance dating.

      As it is the policy of several retail customers that NO cost change will be honored from KF unless submitted with a manufacturer provided written explanation detailing the cause for the cost change. Consequently, KF can only honor cost changes that are provided with an explanation on manufacturer letterhead.

a) All Non-Perishable and Frozen Food Items require a minimum of sixty days and up to seventy-five days lead-time, which must be provided, prior to the effective cost change date. Written communication will be documented back to supplier/agent confirming acceptance dating. All supplier information must follow the KF cost change schedule.

b) All Perishable Dairy, Deli, Meat, Seafood and Commodity Items require at least thirty-days minimum lead-time must be provided, prior to the effective cost change date. KF will purchase inventory to protect customer's needs prior to the cost change effective date. Written communication will be documented back to the supplier/broker confirming acceptance dating. All supplier information must follow the KF cost change schedule. (See "Perishable and Commodity Document" for specific authorized commodities).

                               Shipping/Receiving
                               ------------------
34) Shipping and Receiving Terms & Policy: The vendor agrees to all the terms and policies of "Transportation, Shipping, and Returns Policy & Guidelines". Topics such as delivery appointment instructions, stamp and go program, packing list guidelines, detention charges, UPS orders, shorts/damages, and mis-shipped items/returns are just some of the topics covered.

35) No Substitutions on PO: KF will not accept any different or new products (i.e. pack, size or UPC) from the items as requested on the PO currently in KF's system. If mis-shipped, manufacturer will need to pick up at their own expense, cover a $75.00 KF handling fee, and all retailer fines which result from receiving incorrect products.

                                  Miscellaneous
                                  -------------
36) Reporting: KF is committed to providing vendors broker reports (case movement by state) and inventory usage reports or IUV (movement through the current last 8 weeks). Your requests for these reports should be made to your category manager's marketing assistant with a minimum of 24 hours notice given. In the spirit of efficiency we ask that you limit your request for each report to once per quarter, per vendor.

37) Request for Repayment Procedures: KF's strives in all dealings, to be error free. If you feel you've experienced a discrepancy we want to be available and responsive to your request. In order to expedite processing and gain resolution, all issues or questions pertaining to repayments, bill-backs, or deductions need to follow these guidelines:
a) For both the vendor's and KF's benefit, please send your completely detailed request in writing to your assigned KF's category manager's marketing assistant (see the Buyer Categories List found in the

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


                                                            Revised January 2007

      Vendor Packet for specifics) within 90 days of vendor being notified of the Issue in question. As common practice within the grocery industry, after 90 days of date notified, all bill-backs, repayment requests, or deductions become final.

b) Within 48 hours your KF's category manager will confirm having received your written request, please dearly list an e-mail address or fax, in which to confirm back to you. This confirmation does not indicate the status or make resolution of request; it only confirms receipt, if you have not received the confirmation of receipt within 48 hours, it is the vendor's responsibility to contact your assigned KF's category manager's marketing assistant: to request a response. This confirmation is vital, as it is your proof the request having been received. KF commits to respond, research, engage in discussion, and make resolution to the issue within 60 days of confirmed request.

c) It is the vendor's responsibility to provide all necessary back up end/or detail, which is in their possession when sending your written request, "Necessary backup" often may Include written (electronically or by hand) communication between the vendor, broker or KF personnel (account manager, buyer, or marketing assistant.) This help is appreciated, as it will minimize any delays, which might occur.

d) When a KF's deduction against a vendor has been created by a retailer's initiated deduction against Kehe Foods, the vendor being credited, is predicated on KF being refunded first from the retailer,


      The information below is requested for the purposes of validating that the KF Guidelines Document has been received, reviewed and agreed upon.

      Company Name: Organic Sales and Marketing, Inc.            Date: 5/21/08
      Name of Official Seller: Valerie Tomolonis Major Brand: Dragonfly Organix Title of Official of Seller*: Sales Manager

      Signature of authorized Official of Seller*:  /s/ Samuel FH Jeffries
                                                    ----------------------


      There may be occasions when KF must change, review or institute new procedures at which future date the vendor will be contacted. As KF has the need to modify poiicies and procedures, as business requires, KF will send this Information to your provided address on file, giving two weeks to review, before being implemented.

                                     KF Vendor Code(s): OSM4 (internal use only)

                                     Buyer Sign Off: /s/ (internal Use Only)

      * The "Official of Seller" must be an authorized employee of the manufacturer. A broker or any other outside representative does not qualify as an "Official of Seller".

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